Exhibit 5.1

[Letterhead of Coudert Brothers LLP]

August 16, 2002

ICN Pharmaceuticals, Inc.
3300 Hyland Avenue
Costa Mesa, California 92626

Re:	ICN Pharmaceuticals, Inc. Registration Statement on Form S-3

Dear Sirs:

We have acted as special counsel to ICN Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement of the Company on Form S-3 (No. 333-88040) (the “Registration Statement”), filed on May 10, 2002 with the Securities and Exchange Commission (the “Commission”), and Amendment No. 1 thereto filed on the date hereof with the Commission, relating to the resale of 1,492,331 shares (the “Shares”) of its common stock, $0.01 par value per share, which have been issued in connection with the acquisition by the Company of substantially all the assets of CoolTouch Corporation, a California corporation (“CoolTouch”), on February 20, 2002 (the “Acquisition”) pursuant to an acquisition agreement between the Company and CoolTouch dated January 18, 2002 (the “Acquisition Agreement”).

In so acting, we have examined originals, or copies identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and of such other instruments as we have deemed relevant or necessary for the purpose of this opinion.

In rendering this opinion, we have assumed the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies, and we have assumed the genuineness of the signatures of the respective parties to such documents.

Based upon the foregoing, and having regard for legal considerations that we deem relevant, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

We are members of the bar of the State of New York and we express no opinion as to any laws other than the Federal laws of the United States of America and the laws of the States of Delaware and New York.

We hereby consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement referred to above. We also consent to the use of our name in the related prospectus under the heading “Legal Matters.”

Very truly yours,

/S/    COUDERT BROTHERS LLP
Coudert Brothers LLP

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